Exhibit 99.1

NEWS RELEASE - for immediate release

Alexza Pharmaceuticals Announces Private Placement

of $45 Million of Non-Recourse Notes

Notes Secured by Royalties and Milestones on U.S. Sales of ADASUVE®

Mountain View, California - March 19, 2014 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) (Alexza) announced today that it has closed a private placement to institutional investors of $45.0 million of non-recourse notes (the “Notes”). The Notes are secured by royalties and potential milestones from U.S. sales of ADASUVE® (loxapine) inhalation powder. Alexza’s commercial partner for ADASUVE in the U.S. is Teva Pharmaceuticals USA, Inc.

Teva licensed from Alexza the U.S. commercial rights to ADASUVE in May 2013. Under the terms of the license and supply agreement, Teva is responsible for all U.S. commercial and clinical activities, including U.S. post-approval clinical studies. Alexza is responsible for manufacturing and supplying ADASUVE to Teva for commercial sales and clinical trials. Alexza is eligible to receive tiered royalty payments based on net commercial sales of ADASUVE, as well as certain milestone payments based upon successful completion of the ADASUVE post-approval studies in the U.S and the achievement of net sales targets.

“This transaction reflects the execution of our plan to improve our balance sheet in a manner that is sensitive to dilution,” said Thomas B. King, President and Chief Executive Officer of Alexza. “With the proceeds from this transaction, we expect to have sufficient cash to fund Alexza’s operations into 2015. In addition, once the Notes are repaid, all royalties and milestones will revert to Alexza, thereby providing Alexza full participation in the potential future payments from Teva with respect to sales of ADASUVE. This transaction is limited to the U.S. rights for ADASUVE and does not include any other payments from ADASUVE that we might receive for product rights or sales outside of the U.S.”

The Notes bear interest at 12.25% per annum payable quarterly beginning June 15, 2014. All royalties and milestones, after paying interest, administrative fees, and any applicable taxes, will be applied to the principal of the Notes until the Notes have been paid in full. In conjunction with the transaction, Alexza also issued five-year warrants to the Note holders to purchase 345,661 shares of Alexza’s common stock at an exercise price of $0.01 per share.

Alexza established a $6.89 million interest reserve account from the proceeds of the transaction to cover any potential shortfall in interest payments. Any remaining amounts in the interest reserve account will be released to Alexza after December 15, 2015 or commencing June 15, 2015, subject to meeting certain cumulative net sales targets for ADASUVE. All other payments of principal and interest on the Notes will be made from royalty revenues from U.S. sales of ADASUVE, as well as potential commercialization milestone payments due to Alexza. The Notes may not be redeemed at Alexza’s option until after March 18, 2016, and may be redeemed after that date, subject to certain circumstances, including the payment of a redemption premium for a certain period of time and achieving certain milestones. The cumulative net sales targets and the financing terms were based on an independent third-party assessment of the ADASUVE U.S. market opportunity and negotiations with the investors. The Notes are not convertible into Alexza equity, nor has Alexza guaranteed them. After fees and expenses, the net proceeds to Alexza will be approximately $41 million before establishment of the interest reserve account.

The Notes and warrants have not been and will not be registered under the Securities Act of 1933, and may not be offered or sold in the United States absent an applicable exemption from the registration requirements of the Act.

Morgan Stanley & Co. LLC acted as sole placement agent for the transaction.

About Alexza Pharmaceuticals, Inc.

Alexza Pharmaceuticals is focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s products are based on the Staccato® system, a hand-held inhaler designed to deliver a drug aerosol to the deep lung, providing rapid systemic delivery and therapeutic onset, in a simple, non-invasive manner.

ADASUVE is Alexza’s first commercial product. It has been approved for sale by the U.S. Food and Drug Administration and the European Commission. Teva Pharmaceuticals USA, Inc. is Alexza’s commercial partner for ADASUVE in the U.S. Grupo Ferrer Internacional, S.A. is Alexza’s commercial partner for ADASUVE in Europe, Latin America and the Commonwealth of Independent States.

ADASUVE® and Staccato® are registered trademarks of Alexza Pharmaceuticals, Inc.

Safe Harbor Statement

This news release contains forward-looking statements that involve significant risks and uncertainties. Any statement describing Alexza’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs, including the ability of Alexza and Alexza’s partners, Teva and Ferrer, to effectively and profitably commercialize ADASUVE, the potential for the interest reserve account related to the sale of the Notes to be released to Alexza, estimated product revenues and royalties associated with the sale of ADASUVE, the sufficiency of the ADASUVE royalties and milestones to meet the interest and principal payment obligations under the Notes, the adequacy of Alexza’s capital to support its operations, and Alexza’s ability to raise additional funds and the potential terms of such potential financings. Alexza’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in Alexza’s Annual Report on Form 10-K for the year ended December 31, 2012 and Alexza’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and Alexza undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	Thomas B. King	Mark K. Oki
	President and CEO	SVP, Finance and CFO
	650.944.7634	650.944.7666
	tking@alexza.com	moki@alexza.com